EXHIBIT 99.1

NOTICE

TO: WRIGHT EXPRESS CORPORATION EXECUTIVE OFFICERS AND BOARD MEMBERS

FROM: HILARY A. RAPKIN

RE: SARBANES-OXLEY BLACKOUT PERIOD

DATED: NOVEMBER 20, 2006

As you know, on October 31, 2006, in connection with its determination that its historical financial statements for one or more prior fiscal years would have to be restated as a result of incorrect accounting relating to the allocation of goodwill received by the Company from its former parent company, the Company temporarily suspended its employees’ ability to trade in the Company’s common stock in the Company’s equity incentive program. During the blackout period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, you were prohibited from purchasing, selling or otherwise acquiring any shares of the Company’s common stock or any derivative security tied to the value of the Company’s common stock.

As you may already know, on November 20, 2006, the Company amended and restated certain of its periodic reports to correct the errors contained in those reports and filed those amended periodic reports with the Securities and Exchange Commission, thereby restoring the reliability of those periodic reports and eliminating the need to restrict its employees’ ability to trade in the Company’s common stock in the Company’s equity incentive programs. Consequentially, employees of the Company not identified as designate employees under the Company’s insider trading policy will be permitted to resume all transactions in the Company’s securities, including purchases and sales of the Company’s common stock through transactions in the Wright Express common stock fund under the Wright Express Corporation Employee Savings Plan, beginning on Tuesday, November 21, 2006.

However, pursuant to the terms of the Company’s insider trading policy and the notice we transmitted to you informing you of the commencement of the blackout period, we hereby inform you that the blackout period will end for you and all other persons designated as insiders under the Company’s insider trading policy at 9:30 AM on Friday, November 24, 2006, the third business day following the business day on which the Company’s restated financial statements were filed with the Securities and Exchange Commission.

If you have any questions, please contact Hilary A. Rapkin at the Company’s headquarters at 97 Darling Avenue, South Portland, ME 04106 or by telephone at 207-773-8171.